Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188570 on Form S-8 of Farmers National Banc Corp. of our report dated June 26, 2025 appearing in this Annual Report on Form 11-K of the Farmers National Bank 401(k) Retirement Savings Plan for the year ended December 31, 2024.

Crowe LLP

New York, New York

June 26, 2025